Filed pursuant to Rule 424(b)(5)

SEC File No. 333-203760

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
4.150% Senior Notes due 2025	$400,000,000	99.336%	$397,344,000	$46,172

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated April 30, 2015)

$400,000,000

Harman International Industries, Incorporated

4.150% Senior Notes due 2025

The notes will bear interest at the rate of 4.150% per year. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2015. The notes will mature on May 15, 2025. We may redeem some or all of the notes at any time before maturity at the applicable redemption price discussed under the section entitled “Description of the Notes—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries. See “Description of the Notes—Ranking.”

Investing in the notes involves risks. See the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per Note	Total
Public Offering Price (1)	99.336%	$397,344,000
Underwriting Discount	0.650%	$2,600,000
Proceeds to Harman (before expenses)	98.686%	$394,744,000

(1)	Plus accrued interest, if any, from May 11, 2015 to the date of delivery.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Securities entitlements with respect to the notes will be credited against payment on or about May 11, 2015, in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on behalf of the purchasers.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

MUFG	RBS	TD Securities

Co-Managers

BB&T	KeyBanc Capital Markets	US Bancorp

May 6, 2015

Prospectus Supplement

Prospectus

i

About this Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to give you information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of such document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

References to “Harman,” “Company,” “we,” “us” and “our” in this prospectus supplement refer to Harman International Industries, Incorporated and its subsidiaries unless otherwise indicated or the context requires otherwise.

Trademarks and Trade Names

Harman, the Harman logo, and Harman products and brand names referred to in this prospectus are either the trademarks or the registered trademarks of Harman. All other trademarks are the property of their respective owners.

Cautionary Statement Concerning Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and any other offering material, and the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and such other offering material, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, cash flows, capital expenditures, the outcome of pending legal proceedings and claims, goals and objectives for future operations, including descriptions of our business strategies and purchase commitments from customers. These statements are typically identified by words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “should,” “will” and similar expressions. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider the information in this prospectus supplement, the accompanying prospectus and any other offering material, and the documents incorporated by reference in this prospectus supplement, accompanying prospectus and offering material, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. In light of these risks, uncertainties and assumptions, we cannot assure you that the results and events contemplated by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or any other offering material, or the documents incorporated by reference in this prospectus supplement, accompanying prospectus or offering material, will in fact transpire.

You should carefully consider the risks described below and the other information contained in this prospectus supplement, the accompanying prospectus and any other offering material, and the documents incorporated by reference in this prospectus supplement, accompanying prospectus and offering material, because they identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Our operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. The price of our securities would likely decline if this occurs. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•	our ability to maintain profitability in our infotainment segment if there are delays in our product launches which may give rise to significant penalties and increased engineering expense;

•	the loss of one or more significant customers, or the loss of a significant platform with an automotive customer;

•	fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro;

•	our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations;

•	fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components;

•	the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith;

•	our ability to maintain a competitive technological advantage through innovation and leading product designs;

•	our ability to integrate successfully our recently completed and future acquisitions; and

•	our failure to maintain the value of our brands and implementing a sufficient brand protection program.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this and other reports we file with the SEC. For additional information regarding certain factors that may cause our actual results to differ from those expected or anticipated see the information under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the year ended June 30, 2014, filed with the SEC on August 7, 2014, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Exchange Act. We undertake no obligation to publicly update or revise any forward-looking statement (except as required by law). The documents incorporated by reference in this prospectus also make reference to our awarded business, which represents the estimated future lifetime net sales for all customers. Our future awarded business does not represent firm customer orders. We report our awarded business primarily based on written award letters from our customers. To validate these awards, we use various assumptions including global vehicle production forecasts, customer take rates for our products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated and reported externally on an annual basis. We update our estimated awarded business quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before purchasing the notes. You should read in their entirety this prospectus supplement, the accompanying prospectus and any other offering materials, together with the additional information described under the sections entitled “Where You Can Find More Information” beginning on page S-45 of this prospectus supplement, “Incorporation of Certain Information by Reference” beginning on page 16 of the accompanying prospectus and “Where You Can Find Additional Information” on page 18 of the accompanying prospectus. Our fiscal year ends on June 30; we refer to the fiscal year ended June 30, 2014 as “fiscal year 2014.”

Our Company

We believe we are a worldwide leader in the development, manufacture and marketing of a wide range of audio and electronics for consumer and professional applications, lighting systems, video and control solutions and information delivery systems, as well as digitally integrated audio and infotainment systems for the automotive industry. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. Our Aha®, AKG®, AMX®, Becker®, BSS®, Crown®, dbx®, DigiTech®, Harman/Kardon®, Infinity®, JBL®, JBL Professional, Lexicon®, Logic 7®, Mark Levinson®, Martin®, Revel®, Selenium®, Soundcraft®, Studer® and yurbuds® Powered by JBL brand names are well known worldwide for premium quality and performance.

Infotainment

Our Infotainment segment designs, manufactures and markets infotainment systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers. Our infotainment systems are a combination of information and entertainment components that may include or control GPS navigation, traffic information, bluetooth, voice-activated telephone, texting and climate control, multi-seat entertainment, digital media compatibility, wireless Internet access, hard disk recording and MP3 playback. We also have a connected radio platform which targets the entry-level segment and provides the ability to add smart-phone connectivity, turn-by-turn navigation and voice prompts. Our infotainment systems also integrate driver safety capabilities such as lane guidance, traffic sign recognition, pre-crash emergency braking, adaptive cruise control and night vision. Global customers for our infotainment systems include Audi/Volkswagen, BMW, Fiat Chrysler Automobiles, Toyota/Lexus, Porsche, Daimler, General Motors, PSA Peugeot Citroën, Hyundai, Kia, Geely, Mazda, Yamaha, Suzuki, Scion, Jaguar Land Rover and Ssangyong. We also produce a Harman/Kardon branded infotainment system for Harley-Davidson touring motorcycles.

Lifestyle

Our Lifestyle segment designs, manufactures and markets automotive audio systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers, as well as a wide range of mid-to high-end loudspeaker and electronics for home, multimedia and mobile applications. Our Lifestyle products are marketed worldwide under brand names including AKG, Harman/Kardon, Infinity, JBL, Logic 7, Mark Levinson, Lexicon, Revel, Selenium and yurbuds Powered by JBL. Global customers for our premium audio systems include Toyota/Lexus, Daimler, Hyundai, Kia, BMW, Subaru, Fiat Chrysler Automobiles, General Motors, Chang’an, Geely, SAIC, Brilliance, Great Wall, Dongfeng and Ford. Home applications include dedicated home audio and theater systems, as well as distributed systems that provide multi-zone high-quality audio and video. Multimedia applications comprise a wide-range of innovative accessories such as ear-buds, noise cancelling headphones, twist-lockTM ear-phones designed for intense workouts and wireless ear-buds that enhance the sound of portable electronic devices. We created a new technology called Clari-FiTM that restores the audio quality of compressed digital music and which will be used in several of our Lifestyle products. Clari-Fi is also an integral part of the new HTC One M8 Harman/Kardon edition smartphone launched by Sprint in North America in fiscal year 2014. Our branded home audio products for multimedia applications are primarily designed to enhance sound for Apple’s iPad®, iPod® and iPhone® products, as well as other MP3 players. We provide transducers and built-in speakers for leading notebook computers, such as Dell, Toshiba and Acer. Additionally, we provide an extensive line of audio systems for personal computers that are recognized for their award winning design and high fidelity. Aftermarket mobile products include speakers, amplifiers and digital signal processors that deliver high-quality in-car audio. Our home audio products are sold in specialty audio stores and our Harman stores, mass-market retail stores such as Apple, Best Buy, Target, Media Markt and Fnac, through online retailers such as Amazon.com and through our website www.harmanaudio.com.

Professional

Our Professional segment designs, manufactures and markets an extensive range of loudspeakers, power amplifiers, digital signal processors, microphones, headphones, mixing consoles, lighting systems, video and control solutions and information delivery systems used by audio professionals in concert halls, stadiums, airports, houses of worship and public spaces. We design products for recording, broadcast, cinema and music reproduction applications. We also provide high-quality products to the sound reinforcement, music instrument support and broadcast and recording segments of the professional audio market. Our Professional products are used in prestigious venues and at important events such as the GRAMMY® Awards, the Emmy Awards, Super Bowl XLVII®, the Oscars®, the MTV Video Music Awards, the Country Music Awards®, Dodger Stadium in Los Angeles and Lincoln Center in New York.

Our Professional segment also offers complete systems solutions for professional installations and users around the world. Our products can be linked by our HiQnet® network protocol, which provides a central digital network for audio professionals to control different aspects of a complex system.

Our Professional segment offers solutions that simplify the way people interact with technology and solves the complexity of managing this technology with scalable systems. These products span control and automation, system-wide switching and audio/video signal distribution, as well as digital signage and technology management. They are used worldwide in conference rooms, homes, classrooms, network operation/command centers, hotels, entertainment venues and broadcast facilities.

We believe that we are well equipped to provide turnkey systems solutions for professional audio, lighting, video and control applications that offer the customer improved performance, reliability, ease of installation and use, as well as reduced cost. Our Professional segment products are marketed globally under a number of brand names, including AKG, AMX, BSS, Crown, DigiTech, dbx, JBL Professional, Lexicon, Martin, Selenium, Soundcraft and Studer.

Services

On April 8, 2015, we acquired all of the outstanding shares of Symphony Teleca Corporation (“STC”), a global software services company (the “STC Acquisition”). The operating results of STC will be included in a new reportable segment titled Services.

Other

Our Other segment primarily includes the results of operations of Red Bend Ltd. (“Redbend”) from the February 26, 2015 acquisition date and compensation, benefits and occupancy costs for corporate employees, net of reporting segment allocations, expenses associated with new technology innovation and our corporate brand identity campaign.

Recent Developments

Acquisition of Symphony Teleca Corporation

As discussed above, on April 8, 2015, we acquired STC, a provider of software engineering and integration services that helps businesses rapidly design and develop innovative products and technologies at the convergence of device, sensors, cloud and data. STC’s solutions yield information and entertainment devices and systems that are connected, integrated, personalized, adaptive and secure across all platforms, from the work and home to car and mobile. With the acquisition of STC, we added a fourth reportable segment, Services, to our three reportable segments: Infotainment, Lifestyle and Professional.

Acquisition of Red Bend Ltd.

On February 26, 2015, our wholly-owned subsidiary, Harman Becker Automotive Systems Manufacturing Kft, acquired all of the outstanding shares of Redbend, a provider of software management technology for connected devices, over-the-air software and firmware upgrading services. The operating results of Redbend are included in our Other segment.

Acquisition of S1nn GmbH & Co. KG

On February 1, 2015, our wholly-owned subsidiary, Harman Becker Automotive Systems GmbH, acquired all of the issued and outstanding shares of S1nn GmbH & Co. KG (“S1nn”), a developer of infotainment systems, connectivity and car audio solutions. The operating results of S1nn are included in our Infotainment and Lifestyle segments.

Agreement to Acquire Bang & Olufsen Automotive Car Audio

On March 31, 2015, we entered into an agreement to acquire certain assets of the Bang & Olufsen Automotive audio business (“B&O”), a manufacturer of sound systems available in a wide range of automobiles, including Audi, Aston Martin, BMW and Mercedes Benz. We will also make certain payments pursuant to a license agreement for the exclusive license to the B&O and B&O PLAY brands within the automotive industry. The operating results of B&O will be included in our Lifestyle segment. The acquisition is expected to close in fiscal year 2015, subject to customary closing conditions, including regulatory approvals.

New Multi-Currency Credit Agreement

On March 26, 2015, we and our wholly-owned subsidiary, Harman Holding GmbH & Co. KG (“Harman KG”), entered into a Multi-Currency Credit Agreement (the “2015 Credit Agreement”). The 2015 Credit Agreement provides for a five-year unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”) in the amount of $1.2 billion (the “Aggregate Commitment”) with availability in currencies other than the United States Dollar of up to $750.0 million. For more information, see “Description of Other Indebtedness.”

Upon the signing of the 2015 Credit Agreement, we voluntarily terminated the Multi-Currency Credit Agreement, dated as of October 10, 2012 (the “Old Credit Agreement”). No early termination penalties were incurred by us as a result of the termination of the Old Credit Agreement, which provided for (i) a five-year unsecured multi-currency revolving credit facility in the amount of $750.0 million with availability in currencies other than the United States Dollar of up to $550.0 million and (ii) a five-year unsecured United States Dollar term loan facility in the amount of $300.0 million.

Euro-Denominated Debt Offering

We are considering a potential offering of euro-denominated notes. We would expect any such offering to be made by Harman Finance International, S.C.A., our newly formed finance subsidiary, and guaranteed by us. This offering is not contingent on completion of such euro-denominated offering and we offer no assurances that we will pursue or complete such offering.

Corporate Information

Harman International Industries, Incorporated is a Delaware corporation incorporated in 1980. Our shares of common stock trade on the New York Stock Exchange under the symbol “HAR.” Our principal executive office is located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, and our telephone number is (203) 328-3500. Our website address is www.harman.com. Except for any documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

For purposes of this section of the prospectus supplement summary, “we,” “us” and “our” refer to Harman International Industries, Incorporated and not to its subsidiaries.

Issuer	Harman International Industries, Incorporated.

Securities Offered	$400,000,000 aggregate principal amount of 4.150% senior notes due May 15, 2025.

Interest	The notes will bear interest at the rate of 4.150% per year. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2015.

Ranking	The notes will be our senior unsecured obligations and:

•	will rank equal in right of payment with all of our existing and future senior unsecured indebtedness, including borrowings under the Revolving Credit Facility;

•	will rank senior in right of payment to all of our future subordinated indebtedness;

•	will be effectively subordinated to any future secured indebtedness incurred by us, to the extent of the value of the assets securing such debt; and

•	will be structurally subordinated to all of the existing and future liabilities of each of our subsidiaries.

See “Description of the Notes—Ranking” in this prospectus supplement.

Our ability to service our debt is dependent upon distributions from our subsidiaries. As of March 31, 2015, the total outstanding liabilities of our subsidiaries (excluding intercompany liabilities) was approximately $2.6 billion.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $394.1 million after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds from the offering of the notes for the repayment of a portion of the current balance of the Revolving Credit Facility and use the remainder for general corporate purposes, which may include, among other things, capital expenditures, acquisitions, investments, share repurchases, dividend payments and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. See “Use of Proceeds” in this prospectus supplement.

Optional Redemption	At any time prior to February 15, 2025 (the date that is three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined herein) plus 30 basis points.

At any time on or after February 15, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event” (as defined herein), we will be required, unless we have given written notice with respect to a redemption of the notes, within a specified period, to make an offer to purchase all notes at a price equal to 101% of the principal amount outstanding on the date of such Change of Control, plus any accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Offer to Repurchase upon a Change of Control Triggering Event” in this prospectus supplement.

Certain Covenants	The indenture governing the notes, among other things, limits our ability to:

•	incur indebtedness secured by principal properties;

•	enter into certain sale and leaseback transactions with respect to principal properties; and

•	enter into certain mergers, consolidations and transfers of all or substantially all of the assets of us and our subsidiaries on a consolidated basis.

The above restrictions are subject to significant exceptions. See “Description of the Notes—Certain Covenants” and “—Limitation on Consolidation, Merger and Sale of Assets” in this prospectus supplement.

Conflicts of Interest

JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, are lenders under the Revolving Credit Facility. Because a portion of the net proceeds of this offering may be used to repay all or a portion of the

Revolving Credit Facility, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC or their respective affiliates, may each receive more than five percent (5%) of the proceeds of this offering and, therefore, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are deemed to have a “conflict of interest” under Rule 5121 (“FINRA Rule 5121”) of the Financial Industry Regulatory Authority. This offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter (as defined in FINRA Rule 5121) is required because the notes offered are investment grade rated (as defined in FINRA Rule 5121). To comply with FINRA Rule 5121, none of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

Trustee	U.S. Bank National Association

Governing Law	State of New York

Summary Historical Financial Data

The following sets forth summary historical financial information for the periods and at the dates indicated. The summary historical financial data as of June 30, 2014 and 2013 and for the years ended June 30, 2014, 2013 and 2012 has been derived from the audited financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended June 30, 2014 (the “2014 Annual Report”), which is incorporated herein by reference. The summary historical financial data as of June 30, 2012 has been derived from the audited financial statements and the accompanying notes, which have not been included or incorporated herein by reference. The summary historical financial data as of March 31, 2015 and for the nine months ended March 31, 2015 and 2014 has been derived from the unaudited financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (the “Third Quarter 2015 Quarterly Report”), which is incorporated herein by reference. Results of operations for the nine months ended March 31, 2015 and 2014 are not necessarily indicative of results that may be expected for any future periods. The summary historical financial data as of March 31, 2014 has been derived from the unaudited financial statements and the accompanying notes, which have not been included or incorporated herein by reference.

The summary historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed financial statements included in the Third Quarter 2015 Quarterly Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in the 2014 Annual Report. Each of the Third Quarter 2015 Quarterly Report and the 2014 Annual Report is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of and For the Nine Months Ended March 31,		As of and For the Year Ended June 30,
	2015 (1)(2)	2014 (1)(2)	2014 (1)(2)	2013 (1)(2)	2012 (1)(2)(3)
(Amounts in thousands, except percentages)	(unaudited)
Selected Statement of Income Information:
Net sales	$4,476,664	$3,904,064	$5,348,483	$4,297,842	$4,364,078
Gross profit	1,325,928	1,065,872	1,456,667	1,104,120	1,184,146
Selling, general and administrative expense	969,881	793,201	1,126,940	902,869	883,900
Operating income	356,047	272,671	329,727	201,251	300,246
Interest expense, net	7,861	5,936	8,026	12,868	20,126
Income tax expense (benefit), net	76,250	64,515	72,610	31,729	(68,388)
Net income	269,347	191,466	234,579	142,407	329,541
Net income attributable to Harman International Industries, Incorporated	269,503	191,466	234,692	142,407	329,541
Earnings per Share:
Basic	3.87	2.77	3.40	2.06	4.62
Diluted	3.83	2.74	3.36	2.04	4.57
Weighted average shares outstanding
Basic	69,557	69,067	69,073	68,990	71,297
Diluted	70,322	69,877	69,889	69,736	72,083
Selected Statement of Cash Flow Information:
Net cash provided by operating activities	305,375	325,540	592,140	42,136	268,507
Net cash used in investing activities	(221,412)	(104,474)	(612,052)	(10,691)	(64,651)
Net cash (used in) provided by financing activities	(14,472)	(119,573)	136,604	(203,411)	(147,646)
Selected Balance Sheet Information:
Total assets	4,717,865	3,668,302	4,125,590	3,235,685	3,169,464
Total debt	596,129	278,010	558,768	289,973	395,688
Total equity	2,164,705	1,767,175	1,793,021	1,644,871	1,529,611
Dividends per share	0.99	0.90	1.20	0.60	0.30

(1)	The results of operations for all acquired companies are included in our Consolidated Statements of Income starting from the date of the respective acquisition. Refer to Note 2—Acquisitions in the Notes to the Consolidated Financial Statements in the 2014 Annual Report and Note 23—Acquisitions in the Notes to the Condensed Consolidated Financial Statements in our Third Quarter 2015 Quarterly Report for more information on acquisitions.
(2)	Includes restructuring expenses of $46.8 million and $33.7 million in the nine months ended March 31, 2015 and 2014, respectively and $84.2 million, $83.1 million and $9.1 million in fiscal years 2014, 2013 and 2012, respectively.
(3)	Net income includes a non-cash benefit of $124.2 million related to a reduction of our deferred tax valuation allowance on certain of our net U.S. deferred tax assets.

Risk Factors

You should carefully consider each of the following risks and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors below and those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as well as any of our subsequently filed quarterly or current reports.

Risks Related to this Offering and the Notes

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the factors that could affect our financial and operating performance.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase, repay or prepay any other of our indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes are structurally subordinated to the indebtedness of our subsidiaries.

The notes will not be guaranteed by our subsidiaries. Our right to participate in any distribution of assets of any subsidiary upon that subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries (excluding any amounts owed by such subsidiaries to us). Our subsidiaries are separate legal entities and have no obligations to pay any amounts due on the notes. The indenture governing the notes does not limit the ability of our subsidiaries to incur additional unsecured indebtedness.

Our ability to service our debt is dependent upon distributions from our subsidiaries. As of March 31, 2015, the total outstanding liabilities of our subsidiaries (excluding intercompany liabilities) was approximately $2.6 billion.

The notes are unsecured and would be effectively subordinated to any future secured indebtedness incurred by us.

The notes are senior unsecured obligations, ranking effectively junior to any secured indebtedness we may incur in the future. If we incur secured debt, the assets securing any such indebtedness will be subject to prior claims by such secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, the assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us and do not place any limitation on the amount of secured debt that may be incurred by us (other than debt secured by Principal Property). Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Restrictions on the ability of our subsidiaries to pay dividends or make distributions or other payments to us in sufficient amounts, including due to bankruptcy or insolvency, could impede our ability to satisfy our obligations, including to meet our obligations in respect of the notes.

We rely primarily on dividends and other payments from our subsidiaries to make payments of interest, principal and premium, if any, on our indebtedness. The ability of our subsidiaries to pay dividends to us depends on their earnings, covenants contained in financing or other agreements and on statutory surplus. If the cash we receive from our subsidiaries pursuant to dividend payments and tax sharing arrangements is insufficient for us to make payments of interest, principal and premium, if any, on the notes, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of equity or the sale of assets. There is no assurance, however, that we would be able to raise cash by these means, particularly given the recent volatility in the capital markets.

If any of our subsidiaries were to become insolvent, liquidate or otherwise reorganize, we will have no right to proceed against the assets of that subsidiary. Creditors of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, in our capacity as a stockholder, would be entitled to receive any distribution from the subsidiary in our capacity as a stockholder.

If the ability of our subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by bankruptcy or insolvency, or the desire to maintain their financial strength ratings, or is limited due to operating results or other factors, it could materially adversely affect our ability to make payments of interest, principal and premium, if any, on the notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the Notes—Optional Redemption” in this prospectus supplement, we have the right to redeem the notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event in accordance with the indenture, which would result in a default under the notes.

Upon the occurrence of a Change of Control Triggering Event under the indenture governing the notes, we will be required to offer to repurchase the notes at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such Change of Control plus accrued and unpaid interest. However, we may not have sufficient funds to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase in accordance with the indenture would result in a default under the notes. For more information, see “Description of the Notes—Offer to Repurchase upon a Change of Control Triggering Event” in this prospectus supplement.

There may be no public trading market for the notes.

The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities and the time remaining to maturity of your notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

A downgrade in our corporate credit ratings could materially adversely affect our financial condition, liquidity and results of operations and the market price of the notes.

Our corporate credit ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, such credit ratings are not recommendations to buy, sell or hold the notes or any other securities. If any credit rating agencies downgrade our corporate ratings or otherwise indicate that its outlook for that rating is negative, it could have a material adverse effect on the market price of the notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, liquidity and results of operations and our ability to satisfy our debt service obligations (including payments on the notes).

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Use of Proceeds

We estimate that the net proceeds from the offering of the notes will be approximately $394.1 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds for the repayment of a portion of the current balance of the Revolving Credit Facility and use the remainder for general corporate purposes, which may include, among other things, capital expenditures, acquisitions, investments, share repurchases, dividend payments and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, are lenders under the 2015 Credit Agreement. See “Description of Other Indebtedness—Multi-Currency Credit Agreement” and “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine months ended March 31, 2015	Year ended June 30,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	13.36x	12.30x	6.49x	7.32x	4.37x	1.92x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and noncontrolling interests adjusted for undistributed income from equity investees, fixed charges and noncontrolling interests in pre-tax earnings of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed on indebtedness, amortization of debt expense and one-third of rental expense, which we deem to be a reasonable approximation of the interest portion of rental expense.

Capitalization

The following table sets forth our unaudited capitalization as of March 31, 2015:

•	on a historical basis; and

•	as adjusted to reflect the sale of the notes offered hereby and application of the estimated net proceeds thereof as described in “Use of Proceeds” in this prospectus supplement.

This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our unaudited consolidated financial statements and the accompanying notes and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Third Quarter 2015 Quarterly Report and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At March 31, 2015
(Dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$592,359	$592,359

Total Debt:
Borrowings under the 2015 Credit Agreement(1)	593,448	199,352
Short-term debt	2,656	2,656
4.150% Senior Notes due May 15, 2025 offered hereby, net of discount	—	397,344
Other	25	25

Total debt	596,129	599,377
Shareholders’ equity:
Preferred stock	—	—
Common stock	992	992
Additional paid-in capital	1,161,113	1,161,113
Accumulated other comprehensive income	54,812	54,812
Retained earnings	2,180,103	2,180,103
Less: Common stock held in treasury	(1,232,602)	(1,232,602)

Total Harman International Industries, Incorporated shareholders’ equity	2,164,418	2,164,418

Noncontrolling interest	287	287

Total equity	$2,164,705	$2,164,705

Total capitalization	$2,760,834	$2,764,082

(1)	On April 8, 2015, we borrowed $300.0 million under the 2015 Credit Agreement to fund the STC Acquisition.

Description of Other Indebtedness

Multi-Currency Credit Agreement

On March 26, 2015, the Company and Harman KG, entered into the 2015 Credit Agreement with J.P. Morgan Securities LLC, HSBC Bank USA, N.A., UniCredit Capital Markets LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, JPMorgan Chase Bank, N.A., as administrative agent, HSBC Bank USA, N.A., UniCredit Capital Markets LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agents, Citizens Bank, N.A., TD Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents, and the other banks and financial institutions party thereto.

The 2015 Credit Agreement provides for the Revolving Credit Facility in the amount of the Aggregate Commitment with availability in currencies other than United States Dollars of up to $750.0 million. Up to $50 million of the Aggregate Commitment will be available for letters of credit. Subject to certain conditions set forth in the 2015 Credit Agreement, the Aggregate Commitment may be increased by up to $500.0 million. The Company may select interest rates for borrowings under the 2015 Credit Agreement equal to (i) LIBO rate plus an applicable margin, (ii) EURIBO rate plus an applicable margin or (iii) in the case of borrowings in the United States Dollar, a base rate plus an applicable margin, which in each case is based on the ratings of the Company’s senior, unsecured, long-term indebtedness for borrowed money that is not benefitted by any credit enhancement by Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (the “Ratings”). The Company is also obligated to pay a facility fee on the Aggregate Commitment, whether drawn or undrawn, which is based on the Ratings. Any proceeds from borrowings under the 2015 Credit Agreement may be used for general corporate purposes.

The 2015 Credit Agreement includes certain financial condition covenants, including covenants that do not permit the Company to allow (i) its ratio of consolidated EBITDA to consolidated cash interest expense to be less than 3.5:1.0 or (ii) its ratio of consolidated total debt to consolidated EBITDA to exceed 3.5:1.0, or following certain acquisitions, 4.0:1.0, each calculated as of the end of the applicable fiscal quarter on a rolling four-quarter basis. The terms “consolidated EBITDA,” “consolidated cash interest expense,” and “consolidated total debt” are defined in the 2015 Credit Agreement.

The 2015 Credit Agreement also contains certain negative covenants that limit, among other things, the ability of certain of the Company’s subsidiaries to incur debt and the ability of the Company and its subsidiares to incur liens, make fundamental changes (including selling all or substantially all of their assets), undertake transactions with affiliates and undertake sale and leaseback transactions. The 2015 Credit Agreement is subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of representations or covenants, or a change of control of the Company, as such term is defined in the 2015 Credit Agreement.

At March 31, 2015, there was approximately $593.4 million of borrowings outstanding and $4.1 million of outstanding letters of credit under the 2015 Credit Agreement. At March 31, 2015, unused available credit under the 2015 Credit Agreement was $602.5 million.

We intend to use a portion of the net proceeds to repay a portion of the current balance of the Revolving Credit Facility.

Description of the Notes

The following description is only a summary of certain provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Harman International Industries, Incorporated, the issuer of the notes, and not to any of its subsidiaries.

The following description of the particular terms of the notes offered hereby supplements the “Description of Harman Debt Securities” set forth in the accompanying prospectus.

General

The notes will be issued under the indenture to be dated as of May 11, 2015 (the “base indenture”) between us and U.S. Bank National Association, as trustee, as supplemented by a first supplemental indenture to be dated as of May 11, 2015 between us and the trustee (the “first supplemental indenture,” and together with the base indenture, the “indenture”). The notes will be a separate series of our “debt securities” for purposes of the indenture.

The notes will initially be limited to $400,000,000 in aggregate principal amount. The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes (the “additional notes”). Any additional notes having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions, and any additional notes issued as part of the same series as the notes will be fungible with the notes for United States federal income tax purposes. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the notes. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of the notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The notes will mature on May 15, 2025 and will bear interest at an annual rate of 4.150% per year.

Interest on the notes will accrue from May 11, 2015. We will make interest payments on the notes semi-annually on May 15 and November 15 of each year, beginning on November 15, 2015, to holders of record at the close of business on the May 1 or November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. For these purposes, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the notes are authorized or required by law to close.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-entry System; Delivery and Form,” the notes will not be issuable in certificated form.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our existing and future senior unsecured indebtedness.

The notes will rank senior in right of payment to all of our future subordinated indebtedness.

The notes will effectively rank junior to any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—Risks related to this offering and the notes—The notes are unsecured and would be effectively subordinated to any future secured indebtedness incurred by us” in this prospectus supplement.

In addition, the notes will effectively rank junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to us). We derive a portion of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. For the nine months ended March 31, 2015 and for the year ended June 30, 2014, our subsidiaries accounted for $4.471 billion and $5.348 billion, respectively, of our consolidated sales and $470.4 million and $506.2 million, respectively, of our consolidated net earnings, including noncontrolling interests. As of March 31, 2015, the total outstanding liabilities of our subsidiaries was $2,392 billion, and the total assets of such subsidiaries was $3,652 billion. See “Risk Factors—Risks related to this offering and the notes—The notes are structurally subordinated to the indebtedness of our subsidiaries” in this prospectus supplement.

Optional Redemption

At any time prior to February 15, 2025 (the date that is three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part from time to time, at our option, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points.

At any time on or after February 15, 2025 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us as Quotation Agent.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined) selected by Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis), computed as of the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The notice of redemption will state the amount of notes to be redeemed and the redemption date. If less than all the notes are to be redeemed at any time, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes then held by DTC, or if DTC prescribes no method of selection, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate and subject to and otherwise in accordance with the procedures of DTC. If the notes are listed on any national securities exchange, DTC or the trustee, as applicable, will select notes in compliance with the requirements of the principal national securities exchange on which the notes are listed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Certain Covenants

Limitation on Liens

We will not, and will not permit any Material Subsidiary to, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, now owned or hereafter acquired by us or any Subsidiary, to secure Debt, without effectively providing concurrently that the notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

“Permitted Liens” means:

(1)	Liens existing on the date of the Indenture, or any Lien in favor of the Trustee for the benefit of holders of the notes;

(2)	Liens in favor of us;

(3)	Liens on any property existing at the time we or a Material Subsidiary acquired or leased such property, including property acquired by us or a Material Subsidiary through a merger or similar transaction;

(4)	Liens on any Principal Property to secure all or part of the cost of acquisition, construction, development or improvement of such Principal Property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such Principal Property and (B) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved;

(5)	Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(6)	Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 90 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(7)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent for a period of more than 90 days or remain payable without penalty or which are being contested in good faith by appropriate actions;

(8)	Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety, environmental, workers’ compensation, unemployment insurance, pension plans and insurance obligations) in each case incurred in the ordinary course of business;

(9)	Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or our Subsidiaries with respect to which we or our Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 90 days of the date of judgment or Liens incurred by the Company or any of our Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or any of our Subsidiaries is a party;

(10)	easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of our businesses or the businesses of our Subsidiaries, taken as a whole;

(11)	Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

(12)	any Lien renewing, extending or replacing any Lien referred to above, to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; or

(13)	any other Lien on any of our or our Subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of us or our Subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 12.5% of our Consolidated Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available).

Limitation on Sale and Leaseback Transactions

The indenture provides that we will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by us or such Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:

(1)	the transaction is permitted pursuant to the exception described in the last clause under “—Limitation on Liens;”

(2)	the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by our Chief Financial Officer or Board of Directors in good faith) of the Principal Property leased pursuant to such transaction and an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by us) is applied within 360 days of the Sale and Leaseback Transaction to either (x) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (y) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of ours (other than indebtedness subordinated to the notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(3)	the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(4)	the lease is with us or another Material Subsidiary.

Limitation on Consolidation, Merger and Sale of Assets

The indenture provides that we will not, in a single transaction or through a series of related transactions, (1) consolidate with or combine with or merge with or into, directly or indirectly, any other person or persons or sell, assign, transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any other person or persons, or (2) permit any person to consolidate with or combine with or merge into us, unless:

(1)	either (i) we are the surviving person or (ii) if we are not the surviving person, then the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, on condition that the surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming our obligations under the notes and the indenture;

(2)	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

(3)	we or the surviving person will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of related transactions and supplemental indenture, if any, complies with the indenture.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the indenture.

“Consolidated Tangible Assets” means, as of the date of determination, the aggregate amount of assets of the Company and its Subsidiaries as of the most recent consolidated balance sheet available as of that date of the Company and computed in accordance with GAAP applied on a consistent basis, reduced by the amount of total goodwill and other intangible assets of the Company and its Subsidiaries reflected on such balance sheet.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means each Subsidiary of ours which owns a Principal Property.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of our Subsidiaries, whether owned on the date of the indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 1.0% of the Consolidated Tangible Assets of us and our consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof will not be a Principal Property if our Chief Financial Officer or Board of Directors in good faith determines it is not of material importance to the business conducted by us and our Subsidiaries taken as a whole.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby the Company or any Subsidiary transfers such property to another Person and the Company or the Subsidiary leases or rents it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Offer to Repurchase upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have given written notice with respect to a redemption of the notes as described under “—Optional Redemption,” each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (a “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, we will send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed above under “—Certain Covenants,” the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company and/or one or more of its Subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)	the approval by the holders of the Voting Stock of the Company of any plan for the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of our first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control or, if earlier, upon abandonment of the Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless both of the Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:

(1)	was a member of such board of directors on the date of the issuance of the notes; or

(2)	was nominated for election or elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

The definition of Change of Control and the covenant described under “Certain Covenants—Limitations on Consolidation, Merger and Sale of Assets” above include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to any person or group of persons may be uncertain.

Reports

The indenture requires that, so long as we are subject to the requirements of Section 13 or Section 15(d) of the Exchange Act, within the time periods specified by the Exchange Act, we file such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, and furnish to the trustee, within 15 days after we file the same with the SEC, copies of such reports and information; provided, however, that any such information, document or report filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system or any successor thereto shall be deemed to be so filed.

The indenture also requires that we comply with the other provisions of TIA § 314(a).

Events of Default

The notes are subject to the following events of default:

•	default for 30 days in payment of any interest due and payable on the notes;

•	default in payment of principal of the notes when due and payable, whether at maturity or upon acceleration, redemption, required repurchase or otherwise;

•	our failure to comply with the covenant described under “Certain Covenants—Limitations on Consolidation, Merger and Sale of Assets;”

•	default in our performance of any other covenants or agreements in respect of the notes contained in the indenture or the notes for 90 days after written notice is received by us from the trustee, or received by us and the trustee from the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	certain events of bankruptcy, insolvency and reorganization of us or our “significant subsidiaries” (as defined and further described in the indenture);

•	an event of default (i) under the terms of any indenture or instrument for borrowed money under which we or any of our subsidiaries has outstanding an aggregate principal amount of at least $100,000,000 or (ii) under the terms of our primary revolving bank facility, in each case, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 60 days after notice of such acceleration); and

•	the entry against the Company or any of its subsidiaries of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the notes within the later of 30 days after obtaining knowledge of such default or 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the notes.

The indenture provides that if an event of default occurs and is continuing, the trustee may, and at the direction of the registered holders of at least 25% in aggregate principal amount of the notes shall, declare the principal amount plus accrued and unpaid interest, if any, on the notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal amount plus accrued and unpaid interest, if any, on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of principal of the notes which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of the notes may rescind the declaration of acceleration.

The holders of a majority in principal amount of the notes outstanding generally, by written notice to the trustee, may waive any existing or past default or event of default under the indenture or the notes. However, those holders may not waive any default or event of default regarding any payment on the notes or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected as described below.

A holder of the notes may not pursue any remedy under the indenture or the notes unless:

•	the holder gives the trustee written notice of a continuing event of default for the notes;

•	the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.

These provisions, however, do not affect the right of a holder of the notes to sue for enforcement of payment of the principal of or interest on the holder’s notes on or after the respective due dates expressed in the notes.

We will deliver certificates to the trustee annually regarding our compliance with our obligations under the indenture. Upon our becoming aware of any default or event of default, we are required within seven business days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the notes, amend or supplement the indenture or the notes, or waive compliance in a particular instance by us with any provision of the indenture or the notes:

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes in any material respect;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to add any guarantor with respect to the notes by executing a supplemental indenture and/or a guarantee with respect to the notes;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants to the notes for the benefit of the holders of the notes or to surrender any rights we have under the indenture;

•	to secure the notes;

•	to provide for the issuance of additional notes as permitted by the indenture;

•	to add events of default with respect to the notes;

•	to add circumstances under which we will pay additional interest on the notes;

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the rights under the indenture of any such holder in any material respect;

•	to conform the provisions of the indenture to the “Description of the Notes” section in this prospectus supplement;

•	to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of the notes as permitted under the indenture; provided that any such action will not adversely affect the interests of the holders of the notes in any material respect; or

•	to evidence and provide for the acceptance under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the notes, amend or supplement the indenture or the notes, or waive compliance in a particular instance by us with any provision of the indenture or the notes. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the notes or waive compliance with any provision of the indenture or the notes in order to:

•	make any change in the percentage of principal amount of the notes whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

•	reduce any rate of interest or change the time for payment of interest on the notes;

•	reduce the principal amount of the notes or change their final stated maturity;

•	make payments on the notes payable in currency other than as originally stated in the notes;

•	reduce the amount payable, including any premium payable upon, the optional redemption or repurchase of the notes or change the time (other than amendments related to notice provisions) at which the notes may be redeemed;

•	change the provisions relating to the waiver of past defaults or impair the holder’s right to institute suit for the enforcement of any payment on the notes; or

•	waive a continuing default or event of default regarding any principal or interest payment on the notes (except a rescission of acceleration of the notes by holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration).

Special Rules for Action by Holders

Only holders of the notes outstanding are eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to the notes. Also, we will count only the notes outstanding in determining whether the various percentage requirements for taking action have been met. Any of the notes owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Discharge and Defeasance

We may satisfy and discharge our obligations under the notes and the indenture (a) by delivering, if applicable, to the trustee for cancellation all of the notes or (b) by depositing with the trustee as trust funds in trust solely for the benefit of the holders of the notes, after the notes have become due and payable, or will become due and payable within one year by reason of the mailing of a notice of redemption, (i) cash in U.S. dollars, (ii) non-callable U.S. government obligations, or (iii) a combination of both, in any case sufficient to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of maturity or redemption. Such discharge is subject to terms contained in the indenture.

If we satisfy and discharge our obligations under the notes and the indenture, the holders of the notes will not be entitled to the benefits of the indenture, except if money is deposited pursuant to clause (b) of the first paragraph, for obligations to maintain paying agencies and hold money for payment in trust. When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture.

If we deposit with the trustee under the indenture any combination of money or government securities sufficient, in the opinion of an independent firm of certified public accountants, to make payments on the notes on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants, if any, with respect to the notes and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If we discharge or defease our obligations under the indenture, we will be released from our obligations in the provisions described under the headings “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” and “—Offer to Repurchase upon a Change of Control Triggering Event.”

If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

If we elect legal or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. However, if we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the notes.

The trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.

The indenture provides that in case an event of default shall occur and be continuing (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry System; Delivery and Form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the NYSE MKT LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/ or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Material United States Federal Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. It deals only with notes held as capital assets (generally, property held for investment) and acquired at original issuance for their “issue price” (i.e., the first price at which a substantial amount of the notes are sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations thereunder, rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, or may be subject to different interpretations, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below. This summary does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as, but not limited to, partnerships and other pass-through entities and holders of interests therein, dealers in securities, insurance companies, tax-exempt entities, persons that hold notes in connection with an arrangement that completely or partially hedges the notes, securities traders that use a mark-to-market method of accounting, banks, persons holding notes as part of a conversion, constructive sale or a straddle transaction, persons subject to the alternate minimum tax and certain former citizens or residents of the United States. In addition, this summary does not describe any tax consequences arising under U.S. federal gift and estate tax laws or other U.S. federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction.

In certain circumstances, we may elect or be obligated to pay additional amounts on the notes (see, for example, “Description of the notes—Optional redemption” and “Description of the notes—Offer to repurchase upon a change of control triggering event”). We do not intend to treat the possibility that such additional payments may be made as causing the notes to be treated as contingent payment debt instruments. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position. If the IRS were to successfully challenge our determination with the result that the notes are treated as contingent payment debt instruments, you would be required to (i) accrue interest income based on a “comparable yield” and a projected payment schedule, which may require inclusion of interest income at a higher rate than the stated interest rate on the notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective purchasers of notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds notes should consult its own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

Prospective purchasers of notes should consult their own tax advisors concerning the U.S. federal income, estate and gift tax consequences, and any state or local income or franchise tax consequences applicable to their particular situations, as well as any consequences under the laws of any other applicable taxing jurisdiction.

United States Holders

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes, (i) an individual citizen or resident alien of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Stated interest

Stated interest on a note generally will be taxable to you as ordinary interest income at the time it is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption, retirement or other disposition

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a note, equal to the difference between the amount realized (less an amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent you have not previously included that amount in income) and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in a note will, in general, be the amount you paid for the note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. Net long-term capital gains of non-corporate U.S. Holders currently are eligible for reduced rates of taxation. The deductibility of capital losses may be subject to significant limitations.

Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, net investment income will generally include interest on and capital gains from the sale or other disposition of the notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder who is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest on a note and the proceeds of the sale or other disposition (including a retirement or redemption) of a note, and backup withholding may apply to such payments unless you provide a taxpayer identification number certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This discussion applies to you if you are a “non-U.S. Holder.” A “non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation (or entity treated as a corporation for U.S. tax purposes), estate or trust that is not a U.S. Holder.

Payments of stated interest

Subject to the discussion of backup withholding and FATCA below, payments to you of interest generally will be exempt from U.S. federal withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our classes of stock;

•	you are not a controlled foreign corporation that is related directly or indirectly to us;

•	you are not a bank whose receipt of interest on the notes is in connection with the extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a trade or business in the United States.

The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See “—Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business.”)

Sale, exchange, redemption, retirement or other disposition

Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax on any gain realized upon your sale, exchange, redemption, retirement or other taxable disposition of notes unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

If you are a non-U.S. Holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. holder (See “—Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business”). If you are a non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated U.S. income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or successor form) or IRS Form W-8BEN or IRS Form W-8BEN-E (if a treaty exemption applies), as applicable. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and, for a disposition of a note occurring after December 31, 2016, gross proceeds from such disposition, in each case, made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners.

In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the notes.

Backup withholding and information reporting

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement. U.S. backup withholding will not apply to payments to you of interest on a note if the statement described in “Non-U.S. Holders—Payments of stated interest” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Generally, information reporting and backup withholding requirements will apply to the gross proceeds paid to you on the disposition (including a retirement or redemption) of the notes by or through a U.S. office of a U.S. or foreign broker, unless you provide the requisite certification or otherwise establish an exemption. Information reporting requirements (but generally not backup withholding) will also apply to payment of the proceeds of a disposition of a note by or through a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States unless the broker has documentary evidence in its files that you are not a United States person and the broker has no actual knowledge or reason to know to the contrary, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (if any) and any excess may be refundable if the proper information is timely provided to the IRS.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting (Conflicts of Interest)

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement dated the date of this prospectus supplement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount
J.P. Morgan Securities LLC	$107,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	107,400,000
Wells Fargo Securities, LLC	107,200,000
Mitsubishi UFJ Securities (USA), Inc.	16,000,000
RBS Securities Inc.	16,000,000
TD Securities (USA) LLC	16,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	10,000,000
KeyBanc Capital Markets Inc.	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial offering, the public offering price and other selling terms may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $648,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC were joint lead arrangers and joint book managers under our Revolving Credit Facility entered into on March 26, 2015. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is administrative agent and a lender under our Revolving Credit Facility. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, was a syndication agent and is a lender under the Revolving Credit Facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated was also a syndication agent under the Revolving Credit Facility and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender under the Revolving Credit Facility. Additionally, Citizens Bank, N.A., an affiliate of RBS Securities Inc., the Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., and TD Bank, National Association, an affiliate of TD Securities (USA) LLC are documentation agents under the Revolving Credit Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described above, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, are lenders under the Revolving Credit Facility. Because a portion of the net proceeds of this offering may be used to repay all or a portion of the Revolving Credit Facility, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC or their respective affiliates may each receive more than 5% of the proceeds of this offering and, therefore, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are deemed to have a “conflict of interest” under FINRA Rule 5121. This offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter (as defined in FINRA Rule 5121) is required because the notes offered are investment grade rated (as defined in FINRA Rule 5121). To comply with FINRA Rule 5121, none of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant

Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Bermuda

The offering of the notes to investors in Bermuda may constitute carrying on business in Bermuda for purposes of the Companies Act 1981 (the “Bermuda Companies Act”). Carrying on business in Bermuda by an overseas company requires a license under Section 134 of the Bermuda Companies Act. We are an overseas company and are not licensed under Section 134 of the Bermuda Companies Act. As long as we do not have a physical presence in Bermuda and the notes are offered to Bermuda investors only at such time as they are outside of Bermuda, such offering will generally not constitute carrying on business in Bermuda. The offering of the notes to investors in Bermuda may, in some circumstances, require a license to carry on investment business under the Investment Business Act 2003 of Bermuda. However, such requirement will only apply where the person or entity offering the notes has a physical presence in Bermuda. Neither we nor any of the underwriters has a physical presence in Bermuda.

Legal Matters

The validity of the notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York. The underwriters are being represented in connection with this offering by Cravath, Swaine  & Moore LLP, New York, New York.

Experts

The consolidated financial statements and the related financial statement schedule of Harman International Industries, Incorporated as of June 30, 2014 and 2013 and for each of the years in the three-year period ended June 30, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2014 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference in this prospectus supplement and registration statement in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed a registration statement on Form S-3 (No. 333- 203760) under the Securities Act with the SEC pursuant to which the notes are being offered by this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection as described above.

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 filed with the SEC on August 7, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed with the SEC on October 30, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014 filed with the SEC on January 29, 2015;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the SEC on April 30, 2015;

•	Our Current Report on Form 8-K dated September 11, 2014 and filed with the SEC on September 11, 2014;

•	Our Current Report on Form 8-K dated October 30, 2014 and filed with the SEC on November 4, 2014;

•	Our Current Report on Form 8-K dated December 3, 2014 and filed with the SEC on December 5, 2014;

•	Our Current Report on Form 8-K dated January 22, 2015 and filed with the SEC on January 22, 2015;

•	Our Current Report on Form 8-K dated January 22, 2015 and filed with the SEC on January 26, 2015;

•	Our Current Report on Form 8-K dated February 3, 2015 and filed with the SEC on February 9, 2015;

•	Our Current Report on Form 8-K dated February 17, 2015 and filed with the SEC on February 19, 2015;

•	Our Current Report on Form 8-K dated March 23, 2015 and filed with the SEC on March 26, 2015;

•	Our Current Report on Form 8-K dated March 26, 2015 and filed with the SEC on March 27, 2015;

•	Our Current Report on Form 8-K dated April 8, 2015 and filed with the SEC on April 9, 2015; and

•	Our Proxy Statement on Schedule 14A dated October 22, 2014 and filed with the SEC on October 22, 2014.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus supplement and prior to the termination of the offering of the securities described in this prospectus supplement, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

Information contained in this prospectus supplement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, Connecticut 06901

Attention: Corporate Secretary

Telephone (203) 328-3500

Our incorporated reports and other documents may be accessed at our website address: www.harman.com. The information contained on our website does not constitute a part of this prospectus supplement and the accompanying prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

PROSPECTUS

Harman International Industries, Incorporated

Debt Securities

Guarantees of Debt Securities

Harman Finance International, S.C.A.

Debt Securities

(guaranteed to the extent provided herein by Harman International Industries, Incorporated)

We may offer and sell from time to time, in one or more series, our debt securities. Our debt securities may consist of debentures, notes or other types of debt. Any debt securities offered and sold by Harman Finance International, S.C.A. (“Harman Finance”) will be fully and unconditionally guaranteed by Harman International Industries, Incorporated (“Harman”) as described in this prospectus and in an applicable prospectus supplement. When we sell securities, we will determine the amounts and types of securities we will sell and the prices and other terms on which we will sell them.

We may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts.

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” referred to on page 2 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 30, 2015.

i

Notice to Prospective Investors in Luxembourg

This prospectus has not been approved by and will not be submitted for approval to the Luxembourg financial sector supervisory authority, Commission de Surveillance du Secteur Financier (the “CSSF”), for purposes of public offering or sale in the Grand Duchy of Luxembourg (“Luxembourg”). Accordingly, the debt securities may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus, nor any other offering circular, prospectus, form of application, advertisement or other material related to the securities may be distributed, or otherwise be made available in or from, or published in, Luxembourg, except if a prospectus has been duly approved by the CSSF in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended from time to time (the “Prospectus Law”), or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law.

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement, change or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement prepared by us. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference.” The registration statement, including the exhibits and the documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find Additional Information.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

We have not authorized anyone to give you any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

References to “Harman,” “Company,” “we,” “us” and “our” in this prospectus refer to Harman International Industries, Incorporated and its subsidiaries (including Harman Finance International, S.C.A.) unless otherwise indicated or the context requires otherwise. References to “Harman Finance” in this prospectus refer to Harman Finance International, S.C.A.

Trademarks and Trade Names

Harman, the Harman logo, and Harman products and brand names referred to in this prospectus are either the trademarks or the registered trademarks of Harman. All other trademarks are the property of their respective owners.

Risk Factors

An investment in our securities involves risks. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC prior to the date of this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, cash flows, capital expenditures, the outcome of pending legal proceedings and claims, goals and objectives for future operations, including descriptions of our business strategies and purchase commitments from customers. These statements are typically identified by words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “should,” “will” and similar expressions. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider the information in this prospectus and the documents incorporated herein by reference, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. In light of these risks, uncertainties and assumptions, we cannot assure you that the results and events contemplated by the forward-looking statements contained in this prospectus and the documents incorporated herein by reference will in fact transpire.

You should carefully consider the risks described below and the other information contained in this prospectus and the documents incorporated herein by reference because they identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Our operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. The price of our securities would likely decline if this occurs. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•	our ability to maintain profitability in our infotainment segment if there are delays in our product launches which may give rise to significant penalties and increased engineering expense;

•	the loss of one or more significant customers, or the loss of a significant platform with an automotive customer;

•	fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro;

•	our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations;

•	fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components;

•	the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith;

•	our ability to maintain a competitive technological advantage through innovation and leading product designs;

•	our ability to integrate successfully our recently completed and future acquisitions; and

•	our failure to maintain the value of our brands and implementing a sufficient brand protection program.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this and other reports we file with the SEC. For additional information regarding certain factors that may cause our actual results to differ from those expected or anticipated see the information under the caption “Risk Factors” in this prospectus, our Annual Report on Form 10-K for the year ended June 30, 2014, filed with the SEC on August 7, 2014, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement (except as required by law). The documents incorporated by reference in this prospectus also make reference to our awarded business, which represents the estimated future lifetime net sales for all customers. Our future awarded business does not represent firm customer orders. We report our awarded business primarily based on written award letters from our customers. To validate these awards, we use various assumptions including global vehicle production forecasts, customer take rates for our products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated and reported externally on an annual basis. We update our estimated awarded business quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

About the Registrants

Harman International Industries, Incorporated

Harman International Industries, Incorporated is a Delaware corporation incorporated in 1980. Our shares of common stock trade on the New York Stock Exchange under the symbol “HAR.” Our principal executive office is located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, and our telephone number is (203) 328-3500. Our website address is www.harman.com. Except for any documents that are incorporated by reference into this prospectus or any applicable prospectus supplement that may be accessed from our website, the information available on or through our website is not part of this prospectus or any applicable prospectus supplement.

Harman Finance International, S.C.A.

Harman Finance is a finance subsidiary and has no assets, operations, revenues or cash flows other than those relating to the issuance of its debt securities being registered that are guaranteed by Harman. Harman Finance is incorporated under the laws of the Grand Duchy of Luxembourg as a corporate partnership limited by shares (société en commandite par actions), having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg register of commerce and companies under number B 196.390. Harman Finance is a wholly-owned subsidiary of Harman International Industries, Incorporated, and its telephone number is +352 26 4491. Harman Finance International GP S.à r.l., the general partner and manager of Harman Finance, is incorporated under the laws of the Grand Duchy of Luxembourg as a private limited liability company (société à responsabilité limitée), having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg register of commerce and companies under number B 196.380.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine months ended March 31, 2015	Year ended June 30,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	13.36x	12.30x	6.49x	7.32x	4.37x	1.92x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and noncontrolling interests adjusted for undistributed income from equity investees, fixed charges and noncontrolling interests in pre-tax earnings of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed on indebtedness, amortization of debt expense and one-third of rental expense, which we deem to be a reasonable approximation of the interest portion of rental expense.

Use of Proceeds

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, capital expenditures, acquisitions, investments, share repurchases, dividend payments and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. We may provide additional information on the use of the net proceeds from the sale of securities in an applicable prospectus supplement.

Description of Harman Debt Securities

The following summary of the terms of our debt securities describes general terms that apply to the Harman debt securities. The particular terms of any Harman debt securities will be described more specifically in the prospectus supplement relating to such debt securities. The following summary of the Harman debt securities is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by reference to the Harman Indenture (as defined below) and any forms of certificates evidencing the Harman debt securities.

Harman may issue debt securities in one or more series under an indenture (the “Harman Indenture”) between Harman, as issuer, and U.S. Bank National Association, as trustee, unless otherwise specified in the prospectus supplement.

The terms of the Harman debt securities will include those stated in the Harman Indenture (including any supplemental indenture that specifies the terms of a particular series of debt securities) as well as those made part of the Harman Indenture by reference to the Trust Indenture Act of 1939. The Harman Indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. The form of the Harman Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the Harman Indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the Harman Indenture, see “Where You Can Find Additional Information.”

Unless otherwise specified in the applicable prospectus supplement, the Harman debt securities will represent general, unsecured obligations of Harman and will rank equally with all of the other unsecured indebtedness of Harman. The Harman debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness of Harman to the extent of the assets securing that indebtedness.

The Harman debt securities will effectively rank junior to all liabilities of Harman’s subsidiaries (excluding any amounts owed by such subsidiaries to Harman). Claims of creditors of Harman’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Harman’s creditors, including holders of any Harman debt securities. Accordingly, any Harman debt securities will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

Harman may issue the Harman debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount and, unless otherwise provided in the applicable supplemental indenture, Harman may reopen a series, without the consent of the holders of the Harman debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities. Harman will describe the particular terms of each series of Harman debt securities in a prospectus supplement relating to that series, which Harman will file with the SEC. The prospectus supplement will set forth, to the extent required, the following terms of the Harman debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates and the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which Harman may, or the holders may require Harman to, redeem or repurchase the debt securities;

•	Harman’s obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund;

•	the denominations in which such debt securities may be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	the provisions, if any, with respect to amortization;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the Harman Indenture;

•	any additional means of satisfaction and discharge of the Harman Indenture and any additional conditions or limitations to discharge with respect to the debt securities and, if applicable, the related guarantees, or any modifications of or deletions from such conditions or limitations;

•	any deletions or modification of or additions to the events of default, described in this prospectus or in the Harman Indenture;

•	any trustees, authenticating or paying agents, registrars, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

•	the terms of the guarantee (if different from those described in this prospectus), and the conditions, if any, upon which the guarantee may be released;

•	any restrictions or other provisions with respect to the transfer or exchange of the debt securities;

•	whether the debt securities will be convertible to or exchangeable for other debt securities or any of Harman’s other securities or property, and, if applicable, the terms and conditions for doing so;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities.

Harman may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the Harman Indenture. Harman may also issue debt securities in bearer form, with or without coupons. If Harman issues discount debt securities or debt securities in bearer form, Harman will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

Harman may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. In that event, Harman will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

You should read the particular terms of the Harman debt securities, which will be described in more detail in the prospectus supplement.

Regarding the Trustee

U.S. Bank National Association will act as trustee under the Harman Indenture.

Governing Law

The Harman Indenture and the Harman debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Description of Harman Finance Debt Securities

The following summary of the terms of the Harman Finance debt securities describes general terms that apply to the Harman Finance debt securities, and the guarantees of those debt securities by Harman. The particular terms of any Harman Finance debt securities will be described more specifically in the prospectus supplement relating to such debt securities. The following summary of the Harman Finance debt securities is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by reference to the Harman Finance Indenture (as defined below) and any forms of certificates evidencing the Harman Finance debt securities.

Harman Finance is a wholly-owned subsidiary of Harman. Harman Finance is engaged in financing the activities of Harman and its subsidiaries through the issuance of debt guaranteed by Harman. Harman Finance is a finance subsidiary and has no assets or operations other than in connection with the issuance of the Harman Finance debt securities. As further described below, the Harman Finance debt securities will be fully and unconditionally guaranteed by Harman.

Harman Finance may issue debt securities in one or more series under an indenture (the “Harman Finance Indenture”) among Harman Finance, as issuer, Harman, as guarantor, and U.S. Bank National Association, as trustee, unless otherwise specified in the prospectus supplement.

The terms of the Harman Finance debt securities will include those stated in the Harman Finance Indenture (including any supplemental indenture that specifies the terms of a particular series of debt securities) as well as those made part of the Harman Finance Indenture by reference to the Trust Indenture Act of 1939. The Harman Finance Indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. The form of the Harman Finance Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the Harman Finance Indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the Harman Finance Indenture, see “Where You Can Find Additional Information.”

Unless otherwise specified in the applicable prospectus supplement, the Harman Finance debt securities will represent general, unsecured obligations of Harman Finance and will rank equally with all of the other unsecured indebtedness of Harman Finance. The Harman Finance debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness of Harman Finance to the extent of the assets securing that indebtedness.

Harman Finance may issue the Harman Finance debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount and, unless otherwise provided in the applicable supplemental indenture, Harman Finance may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities. Harman Finance will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which Harman Finance will file with the SEC. The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates and the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which Harman Finance may, or the holders may require Harman Finance to, redeem or repurchase the debt securities;

•	Harman Finance’s obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund;

•	the denominations in which such debt securities may be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	the provisions, if any, with respect to amortization;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the Harman Finance Indenture;

•	any additional means of satisfaction and discharge of the Harman Finance Indenture and any additional conditions or limitations to discharge with respect to the debt securities and, if applicable, the related guarantees, or any modifications of or deletions from such conditions or limitations;

•	any deletions or modification of or additions to the events of default, described in this prospectus or in the Harman Finance Indenture;

•	any trustees, authenticating or paying agents, registrars, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

•	the terms of the guarantee (if different from those described in this prospectus), and the conditions, if any, upon which the guarantee may be released;

•	any restrictions or other provisions with respect to the transfer or exchange of the debt securities;

•	whether the debt securities will be convertible to or exchangeable for other debt securities or any of Harman Finance’s other securities or property, and, if applicable, the terms and conditions for doing so;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities or the Harman guarantee of the Harman Finance debt securities.

Harman Finance may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the Harman Finance Indenture. Harman Finance may also issue debt securities in bearer form, with or without coupons. If Harman Finance issues discount debt securities or debt securities in bearer form, Harman Finance will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

Harman Finance may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. In that event, Harman Finance will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

You should read the particular terms of the Harman Finance debt securities, which will be described in more detail in the prospectus supplement.

Harman Guarantee

Harman will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Harman Finance debt securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise, in accordance with the terms of such Harman Finance debt securities and the Harman Finance Indenture.

Harman’s guarantee will represent a general, unsecured obligation and will rank equally with all other unsecured indebtedness of Harman. Harman’s guarantee will be effectively subordinated to, and thus have a junior position to, any secured indebtedness of Harman to the extent of the assets securing that indebtedness.

Harman’s guarantee will effectively rank junior to all liabilities of Harman’s subsidiaries (excluding any amounts owed by such subsidiaries to Harman). Claims of creditors of subsidiaries of Harman generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Harman, including any claims made by holders of any Harman Finance debt securities in respect of the Harman guarantee. Accordingly, the Harman guarantee will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

Regarding the Trustee

U.S. Bank National Association will act as trustee under the Harman Finance Indenture.

Governing Law

The Harman Finance Indenture, the Harman Finance debt securities and the Harman guarantee will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws. The application of the provisions set out in articles 86 to 94-8 of the Luxembourg law on commercial companies dated August 10, 1915 as amended, is expressly excluded.

Plan of Distribution

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be “underwriters” within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 filed with the SEC on August 7, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed with the SEC on October 30, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014 filed with the SEC on January 29, 2015;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the SEC on April 30, 2015;

•	Our Current Report on Form 8-K dated September 11, 2014 and filed with the SEC on September 11, 2014;

•	Our Current Report on Form 8-K dated October 30, 2014 and filed with the SEC on November 4, 2014;

•	Our Current Report on Form 8-K dated December 3, 2014 and filed with the SEC on December 5, 2014;

•	Our Current Report on Form 8-K dated January 22, 2015 and filed with the SEC on January 22, 2015;

•	Our Current Report on Form 8-K dated January 22, 2015 and filed with the SEC on January 26, 2015;

•	Our Current Report on Form 8-K dated February 3, 2015 and filed with the SEC on February 9, 2015;

•	Our Current Report on Form 8-K dated February 17, 2015 and filed with the SEC on February 19, 2015;

•	Our Current Report on Form 8-K dated March 23, 2015 and filed with the SEC on March 26, 2015;

•	Our Current Report on Form 8-K dated March 26, 2015 and filed with the SEC on March 27, 2015;

•	Our Current Report on Form 8-K dated April 8, 2015 and filed with the SEC on April 9, 2015; and

•	Our Proxy Statement on Schedule 14A dated October 22, 2014 and filed with the SEC on October 22, 2014.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, CT 06901

Attention: Corporate Secretary

Telephone: (203) 328-3500

Our incorporated reports and other documents may be accessed at our website address: www.harman.com or by contacting the SEC as described below in “Where You Can Find Additional Information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Legal Matters

Unless we state otherwise in the applicable prospectus supplement, certain legal matters will be passed upon for us and Harman Finance by Akin Gump Strauss Hauer & Feld LLP, New York, New York with respect to validity of the securities being offered by this prospectus under Delaware and New York law, and by Loyens & Loeff Luxembourg S.à r.l. with respect to validity of the securities being offered by this prospectus under Luxembourg law. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Experts

The consolidated financial statements and the related financial statement schedule of Harman International Industries, Incorporated as of June 30, 2014 and 2013 and for each of the years in the three-year period ended June 30, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2014 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference in this prospectus and registration statement in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$400,000,000

Harman International Industries, Incorporated

4.150% Senior Notes due 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

MUFG	RBS	TD Securities

Co-Managers

BB&T	KeyBanc Capital Markets	US Bancorp

May 6, 2015